                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            RUBBERMAID INCORPORATED,
                               AN OHIO CORPORATION

                                       AND

                       RUBBERMAID SPECIALTY PRODUCTS INC.,
                             A DELAWARE CORPORATION

                                       AND

                              DECORA, INCORPORATED,
                             A DELAWARE CORPORATION

                                       AND

                            DECORA INDUSTRIES, INC.,
                             A DELAWARE CORPORATION


                              DATED: MARCH __, 1998

                                TABLE OF CONTENTS

                                                                                          PAGE
ARTICLE I

        SALE OF ASSETS.......................................................................1
        1.1    Assets to Be Transferred to Buyer.............................................1
        1.2    Reserved......................................................................3
        1.3    No Encumbrances. .............................................................3
        1.4    Assumption of Liabilities and Obligations. ...................................3
        1.5    Excluded Obligations.  .......................................................3
        1.6    Further Assurances.  .........................................................3

ARTICLE II

        CONSIDERATION AND METHOD OF PAYMENT..................................................4
        2.1    Consideration; Purchase Price. ...............................................4
        2.2    Taxes.  ......................................................................5
        2.3    Prorations.  .................................................................5

ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF SELLER.............................................5
        3.1    Organization and Good Standing.  .............................................5
        3.2    Due Authorization.  ..........................................................5
        3.3    Agreement Not in Breach of Other Instruments.  ...............................5
        3.4    Fixed Assets..................................................................5
        3.5    Equipment Leases.  ...........................................................6
        3.6    Intellectual Property.........................................................6
        3.7    Contracts.  ..................................................................6
        3.8    Licenses and Permits.  .......................................................7
        3.9    Litigation.  .................................................................7
        3.10   Insurance.  ..................................................................7
        3.11   Compliance with Law.  ........................................................7
        3.12   Reserved......................................................................8
        3.13   Reserved......................................................................8
        3.14   Conflicts of Interest.  ......................................................8
        3.15   Tax Returns...................................................................9
        3.16   No Legal Bar.  ...............................................................9
        3.17   Finder's Fees.  ..............................................................9

        3.18   UCC Reports.  ................................................................9
        3.19   Inventories.  ................................................................9
        3.20   Financial Statements.  .......................................................9
        3.21   Suppliers and Customers.  ...................................................10
        3.22   Pricing.  ...................................................................10
        3.23   Reserved.....................................................................10
        3.24   Reserved.....................................................................10
        3.25   Absence of Certain Changes.  ................................................10
        3.26   Required Consents.  .........................................................11
        3.27   No Undisclosed Liabilities...................................................11
        3.28   Delivery of Closing Documents.  .............................................11
        3.29   Other Information.  .........................................................11
        3.30   Representations.  ...........................................................11

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF BUYER ............................................12
        4.1    Organization and Good Standing.  ............................................12
        4.2    Due Authorization.  .........................................................12
        4.3    Agreement Not in Breach of Other Instruments.  ..............................12
        4.4    Litigation.  ................................................................12
        4.5    Consents.....................................................................12
        4.6    Representations.  ...........................................................13

ARTICLE V

        COVENANTS AND AGREEMENTS OF SELLER..................................................13
        5.1    Conduct of Business.  .......................................................13
        5.2    Fulfillment of Conditions and Covenants.  ...................................14
        5.3    Status of Assets.  ..........................................................14
        5.4    Grip-Tex.....................................................................14
        5.5    Financial Statements.  ......................................................14
        5.6    Consents. ...................................................................14
        5.7    Transfer of Licenses and Permits and Authorizations. ........................15
        5.8    Reserved.  ..................................................................15
        5.9    Agreement with Respect to Other Regulatory Filings.  ........................15
        5.10   Solicitation of Inquiries.  .................................................15
        5.11   Public Announcements.  ......................................................15

ARTICLE VI

        COVENANTS AND AGREEMENTS OF BUYER...................................................15

        6.1    Public Announcements.........................................................15
        6.2    Fulfillment of Conditions and Covenants......................................15
        6.3    Agreement with Respect to Other Regulatory Filings...........................16
        6.4    Financing....................................................................16
        6.5    Other Acquisitions...........................................................16

ARTICLE VII

        CONDITIONS PRECEDENT IN FAVOR OF SELLER.............................................16
        7.1    Accuracy of and Certificate as to Representations and Warranties.  ..........16
        7.2    Compliance with Covenants.  .................................................17
        7.3    Opinion of Counsel.  ........................................................17
        7.4    Reserved.....................................................................17
        7.5    Reserved.....................................................................17
        7.6    Action/Proceeding.  .........................................................17
        7.7    Governmental Concurrences.  .................................................17
        7.8    Manufacturing Agreement......................................................17
        7.9    Assumption Agreement.........................................................17
        7.10   Corporate Authorization......................................................17
        7.11   Termination of Manufacturing Agreement.......................................17

ARTICLE VIII

        CONDITIONS PRECEDENT IN FAVOR OF BUYER..............................................18
        8.1    Accuracy of and Certificate as to Representations and Warranties.  ..........18
        8.2    Compliance with Covenants.  .................................................18
        8.3    Compliance with Law.  .......................................................18
        8.4    UCC Report.  ................................................................18
        8.5    Reserved.....................................................................18
        8.6    Opinion of Counsel for Seller.  .............................................19
        8.7    Documents of Title.  ........................................................19
        8.8    Reserved.....................................................................19
        8.9    Action/Proceeding.  .........................................................19
        8.10   Adverse Change.  ............................................................19
        8.11   License Agreement............................................................19
        8.12   Corporate Authorization.  ...................................................19
        8.13   Governmental Concurrences.  .................................................19
        8.14   Non-Competition Agreement.  .................................................20
        8.15   Termination of Manufacturing Agreement.  ....................................20
        8.16   Reserved.....................................................................20
        8.17   Transition Agreement.........................................................20

        8.18   Inventories..................................................................20
        8.19   Manufacturing Agreement......................................................20

ARTICLE IX

        CLOSING.............................................................................20
        9.1    Closing Date.  ..............................................................20
        9.2    Deliveries at Closing.  .....................................................21
               .............................................................................21

ARTICLE X

        TERMINATION.........................................................................22
        10.1   Termination.  ...............................................................22
        10.2   Notice of Termination.  .....................................................22
        10.3   Effect of Termination.  .....................................................22

ARTICLE XI

        INDEMNIFICATION.....................................................................23
        11.1   Survival of Warranties.  ....................................................23
        11.2   Indemnification.  ...........................................................23
               (a)    Seller's Indemnity.  .................................................23
                      (i)    Misrepresentations.  ..........................................23
                      (ii)   Non-assumed Liabilities.  .....................................24
               (b)    Buyer Indemnity.......................................................24
                      (i)    Misrepresentations.  ..........................................24
                      (ii)   Assumed Liabilities.  .........................................24
        11.3   Indemnification Notice.......................................................24
               (a)    Third Party Claim.  ..................................................24
               (b)    Non-Third Party Claim.  ..............................................25

ARTICLE XII

        REMEDIES............................................................................25
        12.1   Litigation Costs.  ..........................................................25

ARTICLE XIII

        CERTAIN ADDITIONAL AGREEMENTS OF THE PARTIES........................................26
        13.1   Due Diligence Review.........................................................26
        13.2   Reserved.....................................................................26
        13.3   H-S-R Act.  .................................................................26
        13.4   Use of Names.  ..............................................................27

        13.5   Adjustment to Purchase Price for Net Sales...................................27
        13.6   Inventory Determination......................................................28
        13.7   Shelf Space..................................................................29

ARTICLE XIV

        MISCELLANEOUS.......................................................................30
        14.1   Notices.  ...................................................................30
        14.2   Assignment.  ................................................................31
        14.3   Expenses.  ..................................................................31
        14.4   Governing Law.  .............................................................31
        14.5   Entire Understanding.  ......................................................31
        14.6   Reserved.....................................................................32
        14.7   Further Assurances.  ........................................................32
        14.8   Waiver.  ....................................................................32
        14.9   Headings.  ..................................................................32
        14.10  Counterpart.  ...............................................................32
        14.11  Severability.  ..............................................................32
        14.12  Binding on Successors........................................................32
        14.13  Knowledge....................................................................32

SIGNATURE PAGE
LIST OF SCHEDULES
LIST OF EXHIBITS

                            ASSET PURCHASE AGREEMENT

        THIS AGREEMENT (the "Agreement"), dated as of March __, 1998, by and among Rubbermaid Incorporated, an Ohio corporation, and Rubbermaid Specialty Products Inc., a Delaware corporation, a wholly owned subsidiary of Rubbermaid Incorporated (collectively "Seller"), and Decora Industries, Inc., a Delaware corporation, and Decora, Incorporated., a Delaware corporation doing business as Decora Manufacturing and a wholly owned subsidiary of Decora Industries, Inc. (collectively "Buyer") herein sometimes collectively referred to as the "Parties," is made with reference to the following facts:

                                 R E C I T A L S

        A. Seller wishes to sell and Buyer wishes to purchase various assets of Seller constituting Seller's Decorative Covering Business (the "Division");

        B. The Division consists of the decorative covering product lines which includes: ConTact(R), Grip Liner and Shelf Liner products. Only the Shelf Liner product is manufactured by Seller;

        C. Decora Industries, Inc. and Rubbermaid Incorporated are parties to a non-binding Term Sheet dated January 28, 1998, as amended on February 12, 1998, and March 12, 1998, (the "Letter of Intent"), pursuant to which Seller agreed to sell the operating assets of the Division, pending the execution of a Definitive Agreement with respect to such purchase;

        D. Buyer and Seller desire to provide for the sale by Seller to Buyer of the assets of the Division, all upon the terms and conditions hereinafter set forth. Buyer does not intend to hire any employees of Seller; instead Buyer will establish its own business organization and will relocate any manufacturing operations of Seller. Following the Closing (as hereinafter defined), Seller shall perform significant services pursuant to a Transition Agreement (as hereinafter defined).

        NOW THEREFORE, in consideration of the foregoing recitals and the promises, mutual covenants, agreements, representations and warranties herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                 SALE OF ASSETS

        1.1 Assets to Be Transferred to Buyer. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties set forth herein, at the

Closing (as hereinafter defined), Seller shall sell, assign, transfer, contribute and convey to Buyer, by appropriate bills of sale, assignments and other instruments reasonably satisfactory to Buyer and its counsel, all of Seller's right, title and interest in and to all of the assets and properties of Seller listed below (collectively, the "Assets"):

               (a) All of the fixed assets of Seller as of the Closing (hereinafter collectively referred to as the "Fixed Assets") including, without limitation, to the extent Seller has any interest therein: all racking and displays currently in the physical possession of customers of the Seller, equipment, furniture, fixtures, machinery, vehicles, tools, molds and other tangible personal property used in connection with the business operations of the Division, which Fixed Assets as of the date hereof are listed on Schedule 1.1(a) hereto, and which Schedule shall be updated as of the date of Closing;

               (b) All inventories, including racking and displays in inventory, raw materials, work in process and finished goods of the Division, (collectively, "Inventories");

               (c) All of Seller's right, title and interest as lessee in and to certain equipment leases identified on Schedule 1.1(c) attached hereto (collectively, "Equipment Leases");

               (d) If Buyer is unable to obtain the agreement contemplated in
Section 5.4 hereof, the Purchase Agreement by and between Seller and Grip-Tex Industries Inc. dated September 20, 1995, provided that the assignment of such Purchase Agreement shall be for a time period expiring on August 15, 1999, pursuant to the Limited Assignment in the form attached as Exhibit 1.1(d);

               (e) The following, to the extent they are necessary or appropriate for the use by Buyer of the Assets and the operation by Buyer of the Division following the Closing: all production records, customer lists, pricing and cost information, purchasing records, historical and current marketing materials and studies, invoices, vendor lists, service provider lists, promotional literature, catalogs, advertising materials, trade secrets and confidential information relating to or arising out of the operation of the Division;

               (f) All rights which Seller might have in all registrations of trademarks and other marks, excluding therefrom the "Rubbermaid" trademark and "Rubbermaid" in panel and any alterations and amendments thereto, all registrations of trade names, labels or other trade rights, all registered user entries and all pending applications for any such registrations and pending applications therefor; all patents and pending applications therefor; all other registered and unregistered copyrights, trademarks and other marks, trade names and other trade rights, and all other know-how, formulae, treatments, discoveries, improvements, and applications thereof, and all other know-how used by Seller in connection with the business of the Division, confidential or secret processes, proprietary and technical information, inventions, designs and patterns, whether or not patentable, and all licenses and other contracts relating thereto, all to the extent that the foregoing items are owned in whole or in part or used by Seller and relate to or are used by the Division (such properties collectively referred to herein as "Intellectual Properties") which are set forth on Schedule 1.1(f) hereto, and all other intangible assets associated with such trade names and the business operations currently conducted by Seller in connection with the operation of the Division, including goodwill;

               (g) All of Seller's right, title and interest in and to those certain contracts, agreements, or commitments, listed on Schedule 1.1(g) hereto (collectively, the "Contracts") and which Schedule shall be updated as of the date of Closing;

               (h) All of Seller's right, title and interest in and to all transferable governmental licenses and permits necessary to the ownership or use of all or any of the Assets by Buyer (collectively the "Licenses and Permits"), which Licenses and Permits are described in Schedule 1.1(h) hereto;

               (i) All packaging materials, together with spare parts and supplies of the Division owned by Seller as of the Closing.

        1.2    Reserved.

        1.3 No Encumbrances. The sale, conveyance, assignment, transfer and delivery of the Assets hereunder shall be made free and clear of all liens and encumbrances and all obligations and liabilities of Seller, except for Assumed Liabilities (as hereinafter defined).

        1.4 Assumption of Liabilities and Obligations. On the Closing Date, Buyer shall assume and agree to pay, perform and discharge the obligations and liabilities of Seller, to the extent they have not theretofore been paid, performed or discharged, listed on Schedule 1.1(g) (the "Assumed Liabilities") and the Purchase Agreement if assigned pursuant to Section 1.1(d).

        1.5 Excluded Obligations. Except as set forth in Section 1.4 above, Buyer shall not assume or be responsible for, any liability, obligation, debt or commitment of Seller or the Division, including without limitation any liability, obligation, debt or commitment (i) with respect to products liability and other return of merchandise of the Division sold prior to the Closing Date
(ii) with respect to federal, state, county, local, foreign and other governmental taxes due with respect to operations of the Division or the Assets for all periods prior to the Closing Date and (iii) liabilities of any nature whatsoever relating to employees of the Division.

       1.6 Further Assurances. From time to time after the Closing, Seller will execute and deliver to Buyer such further instruments of sale, transfer, conveyance, assignment and delivery, consents and assurances as may be reasonably requested by counsel for Buyer in order to convey to Buyer all right, title and interest of Seller in and to the Assets or as otherwise may be expressly required by this Agreement.


                                   ARTICLE II
                       CONSIDERATION AND METHOD OF PAYMENT

       2.1     Consideration; Purchase Price.

               (a) Subject to the terms and conditions of this Agreement, in reliance on Seller's representations, warranties and agreements contained herein, and in consideration of, and full payment for, the sale, conveyance, assignment, transfer and delivery of the Assets provided for in Section 1, on the Closing Date, (i) Buyer shall execute and deliver to Seller an instrument of assumption providing for the assumption by Buyer of the Assumed Liabilities in accordance with Section 1.4, (ii) Buyer shall pay to Seller an aggregate amount of $57,500,000 (U.S.) (the "Purchase Price"), subject to the adjustment pursuant to Sections 13.5 and 13.6 such amount to be paid, at Seller's option, by delivery of certified or bank cashier's check payable to Seller in the amount of $55,000,000 (U.S.), or wire transfer of such amount to such bank account as Seller shall have theretofore designated in writing to Buyer at least five days prior to the Closing Date.

               (b) Buyer shall pay $2,500,000 (the "Escrow Amount") by wire transfer to The Bank of New York (the "Escrow Agent") acting as escrow agent pursuant to that certain Escrow Agreement (the "Escrow Agreement") of even date herewith between the Escrow Agent, Buyer and Seller, a copy of the form of which is attached as Exhibit 2.1(b). The Escrow Amount shall be held pursuant to the Escrow Agreement for the purpose of settling adjustments to the Purchase Price pursuant to Section 13.5 hereof, and for such other purposes and pursuant to such terms and conditions as set forth in the Escrow Agreement.

               (c)    Reserved.

               (d) In addition to the Purchase Price, Buyer shall pay Seller $5,000,000.00 as additional compensation hereunder and pursuant to the Transition Agreement described in Section 8.17.

               (e) In the event the Closing fails to occur by March 31, 1998, the Purchase Price shall be increased in an amount equal to seven percent (7%) per annum times the Purchase Price prorated upon a daily basis beginning April 1, 1998 ("Additional Purchase Price"), if Closing does not occur by reasons solely attributable to Buyer (Buyer's failure to obtain financing for any reason shall be deemed a reason solely attributable to Buyer).

       2.2 Taxes. All taxes, including without limitation sales, use and transfer taxes arising out of the sale of the Assets hereunder shall be paid by Buyer.

       2.3 Prorations. There shall be no proration of any expenses or obligations relating to the transfer of the Assets and assumption of the Assumed Liabilities hereunder, except as specifically provided herein.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

       3.1 Organization and Good Standing. Rubbermaid Incorporated is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to own or lease the Assets as now owned or leased by it. Rubbermaid Specialty Products Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease the Assets as now owned or leased by it. All corporate proceedings required by law or by the provisions of this Agreement to be taken by Seller on or before the Closing Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been or will be duly and validly taken.

       3.2 Due Authorization. This Agreement and each agreement contemplated hereby to be executed in connection herewith by Seller have been (or upon execution will have been) duly executed and delivered by Seller and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or other laws affecting generally the enforcement of creditors' rights.

       3.3 Agreement Not in Breach of Other Instruments. Except as noted on
Schedule 3.3, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Seller is a party or by which it or the Assets are bound.

       3.4     Fixed Assets.

               (a) Seller has, and at Closing will deliver to Buyer, title to the Fixed Assets, free and clear of all liens, leases, encumbrances, charges and restrictions and any agreement or commitment to grant any of such.

               (b) In light of the Buyer's opportunity to inspect and review the condition and status of the Fixed Assets, Buyer is purchasing the Fixed Assets in their current condition, AS IS WHERE IS.

               (c) Notwithstanding any term to the contrary herein, Seller makes no representation or warranty as to the title to, or the status of liens, encumbrances, or charges on, the racking and displays listed on Schedule 1.1(a).

               (d) The Fixed Assets include substantially all of the equipment, fixtures and other personal property used in connection with the manufacture of Shelf Liner as of the date of the Letter of Intent except for such items which have been leased by Seller.

       3.5 Equipment Leases. Each Equipment Lease is a valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other parties thereto and no party to any Equipment Lease is in default with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder, except as it may relate to the assignments pursuant hereto.

       3.6 Intellectual Property. Except as indicated in Schedule 1.1(f) hereto:

               (a) Seller is the legal and beneficial owner of all right, title and interest in and to the Intellectual Property identified in such Schedule free and clear of all liens, encumbrances, equities and other adverse claims (and any agreement or commitment to grant any of such), and, with respect to the Intellectual Property, no other person, corporation or firm has been authorized to make any use whatsoever of any of the same. Seller at Closing will deliver to Buyer, title to the Intellectual Property free and clear of all liens, encumbrances, equities and other adverse claims (and any agreement or commitment to grant any of such).

               (b) Seller has the right and authority to use the Intellectual Property in connection with the conduct of Seller's business in the manner presently conducted, and such use does not conflict with, infringe upon or violate any tradename, trademark, tradename or trademark registration or any pending application relating thereto, or involve the unlicensed use of confidential information of any other person, firm or corporation.

       3.7 Contracts. Seller now has, and at Closing will deliver to Buyer, valid and enforceable interests in and to the Contracts. Except as set forth in
Schedule 1.1(g), neither Seller nor any other party to a Contract is in default with respect to any material term or condition of any such Contract, nor has any event occurred which through the passage of time or the giving of notice, or both, would give Seller or any other party the right to declare a default thereunder or exercise any remedy. Seller has received no notice that any party to a Contract intends to modify, cancel or terminate such Contract or to exercise or not to exercise any option thereunder.

       3.8 Licenses and Permits. Schedule 1.1(h) lists all transferable governmental licenses and permits held by Seller and which are necessary to the ownership or use of all or any of the Assets by Buyer. No breach of any such license or permit currently exists, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a breach thereunder.

       3.9 Litigation. Except as listed in Schedule 3.9:

               (a) There is no action, suit or proceeding to which Seller is a party (either as a plaintiff or defendant) pending before any court or governmental agency authority or body, or any arbitrator or arbitral body, which, if decided or concluded adversely, would have a materially adverse impact upon the operation by Seller of the Division or its ability to consummate the transactions contemplated herein, and no such action, suit or proceeding has been threatened against Seller;

               (b) Seller has not been permanently or temporarily enjoined by any order, judgment or decree of any court or tribunal or any other agency from engaging in or continuing any conduct or practice in connection with the Division;

               (c) There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other agency or any arbitrator or arbitral body, enjoining or requiring Seller to take any action of any kind with respect to the business, properties or assets of the Division;

               (d) To the Knowledge of Seller, there is no liability or basis for any present or future proceeding against the Seller for the recall or replacement of any products sold or manufactured by the Division. No product sold by the Division is subject to any express warranty;

               (e) To the Knowledge of Seller, there is no liability of Seller or basis for present or future proceeding against the Seller arising out of or in connection with any injury, death or damage that occurred by reason of use or otherwise arising from any product designed, manufactured or sold by the Division.

       3.10 Insurance. All of the properties, business and operations of the Division are adequately insured consistent with businesses of the same or similar nature and certificates of insurance regarding such policies have been provided to Buyer. All of such policies have been, are now and will be until Closing in full force and effect with no premium arrearages.

       3.11 Compliance with Law. Except as set forth in Schedule 3.11:

               (a) Seller currently has no outstanding notice or notification from any court or governmental agency, authority or body that, with respect to the operations of the Division that it is in violation of or not in compliance with any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items or that upon the passage of time it will be in violation in any respect of any of the foregoing where such violation or noncompliance would have a material adverse impact upon Seller's operation of the Division;

               (b) The conduct of the Division within the five year period prior to the date hereof has not been in violation of any federal, state or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof, the enforcement of which would materially and adversely affect the business or properties of the Division;

               (c) Neither Seller nor any officer, employee or agent of Seller has, directly or indirectly, within the five year period prior to the date hereof given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official or has engaged in any other practice, which in any such case would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would be grounds for termination or modification of any material contract, license or other instrument, regarding the Division, to which Seller is a party.

       3.12    Reserved.

       3.13    Reserved

       3.14 Conflicts of Interest. Except as set forth in Schedule 3.14, to the Knowledge of Seller, no officer, director or management employee of Seller nor any affiliate of any such person, has, now or within the last three (3) years, either directly or indirectly:

               (a) had an equity or debt interest (except for shareholdings of publicly traded entities of less than 1%) in any person, corporation or firm which furnishes or sells or during such period furnished or sold services or products to the Division or purchases or during such period purchased from the Division in material quantities any goods or services, or otherwise does or during such period did business with the Division ;

               (b) had a beneficial interest in any contract, commitment or agreement related to the Division to which Seller is or was a party or under which Seller is or was obligated or bound or to which any of its properties may be or may have been subject, other than contracts, commitments or agreements between Seller and such persons in their capacities as employees, officers, or directors of Seller.

               (c) hired as an employee of Seller, or entered into a contract, commitment or agreement with, any relative of an officer, director or shareholder of Seller.

        To the extent they relate to the Division, all transactions or arrangements described in Schedule 3.14 were, except as set forth therein to the contrary, entered into upon terms and conditions no less advantageous to Seller than would have been available to Seller in arms-length negotiations with unaffiliated third parties.

       3.15 Tax Returns. Seller has filed or will file all requisite federal, state and other tax returns due for all fiscal periods which will end on or before the Closing Date relevant to the Division. All such taxes due and owing shall be or have been paid by Seller. Seller has not been advised by any tax authority of any proposal to file a tax lien against Seller in respect of the Division or the Assets.

       3.16 No Legal Bar. Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no such action or proceeding is pending against Seller which questions the validity of this Agreement or any of the transactions contemplated hereby.

       3.17 Finder's Fees. Seller has not had any dealings with any person which would entitle such person to any finder's or brokerage fees in connection with this Agreement or any transaction contemplated hereby.

       3.18 UCC Reports. To the Knowledge of Seller, no financing statement evidencing a security interest in all or any part of the Assets has been filed in any state other than Ohio or New York or under the name of any debtor other than "Rubbermaid Incorporated."

       3.19 Inventories. All finished good Inventories of Seller on hand as of the date of execution of this Agreement are, and as of the Closing will be, of a quality and quantity salable in the ordinary course of business of the Division. The Inventories of the Division have been carried at the lower of cost (on a first-in first-out basis) or market in accordance with U.S. generally accepted accounting principals ("US GAAP") ("Value"). To the Knowledge of Seller, there are no adverse conditions affecting a material source of materials or services available to the Division except as are known to Buyer or, upon reasonable inquiry of publicly available information, could be known to the Buyer.

       3.20 Financial Statements. Seller has delivered to Buyer true and complete copies of audited Statements of Assets to be Acquired as of December 31, 1997 and December 31, 1996 and related Statements of Product Contributions for the years then ended, which have been prepared in accordance with US GAAP, as supplemented by the summary of significant accounting policies as set forth on Schedule 3.20, consistently applied throughout the periods indicated and are in accordance with the books and records of the Division.

       3.21    Suppliers and Customers.

               (a) Except as disclosed on Schedule 3.21(a), in the last six months, to the Knowledge of Seller, none of the largest 10 customers (by dollar volume) or suppliers of the Division has notified Seller of an intent to cancel or terminate such business relationship.

               (b) Except as disclosed on Schedule 3.21(b), or to the extent that Seller is precluded from disclosing such information by the terms of a confidentiality agreement, to the Knowledge of Seller, no third party has firm plans to market a full line of competitive products not currently on the shelf that would have a material adverse impact on the Division.

       3.22 Pricing. Except as disclosed on Schedule 3.22, in the last six months, there have been no special pricing commitments (excluding therefrom, promotional allowances granted from time to time) in excess of 5% granted to the 10 largest customers (by dollar volume) of the Division.

       3.23    Reserved.

       3.24    Reserved.

       3.25 Absence of Certain Changes. Except as set forth in Schedule 3.25, since December 31, 1997, there has not been any material adverse change in the working capital, financial condition, assets, liabilities, reserves, contractual allowances, business operations or prospects of the Division, and, as to the Division, there has not been:

               (a) Any material transaction outside the ordinary course of business;

               (b) Any material cancellation of any indebtedness due it except upon full payment thereof;

               (c) Any agreement, whether in writing or otherwise, to do any of the foregoing;

               (d) Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the business or properties of the Division;

               (e) To the Knowledge of Seller, event or condition of a character which has resulted or may result in a material adverse change in the Division's financial condition, assets, liabilities, earnings, or business;

               (f) Sale, assignment or transfer of any of the Assets, except in the ordinary course of business and consistent with past practice;

               (g) Change in any method of accounting or accounting principle with respect to the Division; or

               (h) Change in the rate of return of inventory or merchandise of the Division to Seller by reason of alleged overshipments, defective merchandise or otherwise, except for changes which have been in the ordinary course of business or which have not, individually or in the aggregate, been materially adverse.

       3.26 Required Consents. Except for the pre-merger notification requirements pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("H-S-R") and as set forth in Schedule 3.26 hereto, no consent, approval or other authorization of or filing or qualification with any governmental or self-regulatory authority is required to the consummation of the transactions contemplated by this Agreement;

       3.27 No Undisclosed Liabilities. Except for the Assumed Liabilities, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to the Division or the Assets exists which could, after the Closing result in any form of transferee liability against Buyer or subject any of the Assets to any encumbrance whatsoever or otherwise affect the full, free and unencumbered use of the Assets by Buyer.

       3.28 Delivery of Closing Documents. At the Closing, Seller shall execute and deliver to Buyer any appropriate deeds, bills of sale, assignments, endorsements and such other instruments of title and other documents as are necessary to vest title to the Assets in Buyer, free and clear of all liens and adverse claims to title except as provided for elsewhere herein;

       3.29 Other Information. The information concerning Seller's business set forth in this Agreement, the Schedules and any document, statement or certificate furnished or to be furnished to Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact. All information contained or referred to in the Schedules is accurate in all material respects. Copies of all documents heretofore or hereafter delivered or made available to Buyer were or will be complete and accurate copies of such documents on the date such copies are delivered.

       3.30 Representations. All representations and warranties of Seller are true, accurate and complete in all material respects as of the date hereof and will be true, accurate and complete as of the Closing as if made at such time, except with respect to the effect of transactions in the ordinary course of business and transactions contemplated or permitted by this Agreement. Any exception to a representation or warranty of Seller which is disclosed in any schedule hereto shall be deemed to apply only to the representation or warranty referenced by such schedule, and shall not, unless scheduled separately, be considered an exception to any other representation or warranty of Seller in this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

       4.1 Organization and Good Standing. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Closing, Buyer will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and will have full power and authority to own, lease or otherwise hold the Assets. All corporate proceedings required by law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been or will be duly and validly taken.

       4.2 Due Authorization. This Agreement and each other agreement contemplated hereby to be executed in connection herewith by Buyer have been (or upon execution will be) duly executed and delivered by Buyer and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or other laws affecting generally the enforcement of creditors' rights.

       4.3 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which they or their properties are bound.

       4.4 Litigation. There is no action, suit or proceeding to which Buyer is a party (either as a plaintiff or defendant) pending before any court or governmental agency authority or body, or any arbitrator or arbitral body, which, if decided or concluded adversely, would have a materially adverse impact on the ability of Buyer to consummate the transactions contemplated herein, and Buyer has no knowledge that any such action, suit or proceeding has been threatened against Buyer.

       4.5 Consents. Except for the pre-merger notification requirements pursuant to the H-S-R and as set forth in Schedule 4.5 hereto, no consent, approval or other authorization of or filing or qualification with any governmental or self-regulatory authority is required to the consummation of the transactions contemplated by this Agreement.

       4.6 Representations. All representations and warranties of Buyer are true, accurate and complete in all material respects as of the date hereof and will be true, accurate and complete as of the Closing as if made at such time, except with respect to the effect of transactions contemplated or permitted by this Agreement.


                                    ARTICLE V
                       COVENANTS AND AGREEMENTS OF SELLER

               Seller hereby covenants and agrees, between the date hereof and the Closing, as follows:

       5.1 Conduct of Business. Between the date hereof and the Closing, Seller shall conduct the operations of the Division only in the ordinary course. Seller shall use reasonable efforts to preserve the goodwill of its customers and others with whom it has business relations. Except as otherwise permitted by this Agreement or consented to by Buyer in writing, between the date of this Agreement and the Closing, Seller shall:

               (a) operate the business of the Division in the ordinary course consistent with past practice, and use reasonable commercial efforts to preserve the present business organization of the Division, keep available the services of the present officers and employees of the Division and preserve the present relationships with persons having business dealings with the Division;

               (b) use reasonable commercial efforts to maintain all of the assets and properties of the Division in good repair, order and condition and maintain insurance upon all of the assets and properties and with respect to the conduct of the business of the Division in amounts and kinds comparable to that in effect on the date hereof;

               (c) maintain the books, accounts and records of the Division in the ordinary course consistent with past practice;

               (d) not change the character of the business of the Division in any material manner.

               (e) not sell or transfer any of the Assets, except for sales or transfers made in the ordinary course of business and consistent with past practice;

               (f) not mortgage, pledge or create any lien, security interest, charge or encumbrance upon any of the Assets;

               (g) not terminate or modify any material lease, license, permit, contract or other agreement included in the Assets;

               (h) refrain from doing any act or from omitting to do any act that will cause a material breach of any lease, contract or commitment listed in Schedules 1.1(c), 1.1(g) and 1.1(h) hereto;

               (i) not cause the Division to change its current pricing, allowance or advertising arrangements except in the ordinary course of business;

               (j) not take any action to shift customer shelf space from products of the Division to other products of Seller, specifically, Seller's sales force will not recommend that Seller's other products be placed in shelf space then in use for the Division's product.

       5.2 Fulfillment of Conditions and Covenants. Seller shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or conditions applicable to it as set forth in this Agreement and shall promptly do all acts and take all such steps as it deems necessary or appropriate to enable it to perform as early as possible the obligations herein provided.

       5.3 Status of Assets. Except in conducting the Division in the ordinary course, Seller's title to the Assets shall be maintained and preserved at all times from the date hereof until completion of the Closing in material accordance with the representations and warranties of Seller set forth in
Article III hereof.

       5.4 Grip-Tex. Seller shall use reasonable efforts to assist Buyer in obtaining an agreement by and between Buyer and Grip Tex Industries Inc. ("Grip-Tex") for the manufacture of Grip Liner. Buyer shall notify Seller at least 24 hours prior to Closing if such agreement has been obtained. Seller shall promptly notify Buyer if Seller or, if within Seller's knowledge, Grip-Tex, defaults under the Purchase Agreement dated September 20, 1995.

       5.5 Financial Statements. Seller shall maintain the Division's books and records in accordance with US GAAP as supplemented by the summary of significant accounting policies as set forth in Schedule 3.20 and in the usual, regular and ordinary manner, and promptly advise Buyer in writing of any material adverse change in the condition (financial or otherwise) of assets, liabilities, earnings or business of Seller.

       5.6 Consents. Seller shall use reasonable effort in assisting Buyer in obtaining from third parties to the Contracts all required requests, consents, assignments, waivers and approvals in writing.

       5.7 Transfer of Licenses and Permits and Authorizations. Seller shall use reasonable effort in assisting Buyer in obtaining transfers of existing Licenses and Permits.

       5.8 Reserved.

       5.9 Agreement with Respect to Other Regulatory Filings. Seller agrees that it shall provide information in its possession necessary for Buyer to prepare any document or other material which may be required to fulfill H-S-R requirements.

        5.10 Solicitation of Inquiries. From the date hereof to the earlier to occur of (i) the Closing, (ii) the termination of this Agreement (if terminated for any reason other than the default of Seller), or (iii) the Final Termination Date, as hereafter defined (if this Agreement is terminated prior thereto by reason of the default of Seller), which period shall be referred to herein as the "No-Shop Period", Seller will not solicit from any other person, firm or corporation any inquiries or proposals relating to the disposition of the Division. Until the expiration of the No-Shop Period, Seller additionally agrees that, without the prior written consent of Buyer, neither it nor its directors, employees, agents and representatives will deliver to any other person any non-public information concerning the Division, its financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of the Division (other than in the ordinary course of business).

        5.11 Public Announcements. Except as required by any applicable law, rule or regulation, prior to the Closing, Seller will not issue nor permit to be issued any press release or otherwise make or permit to be made any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Buyer.


                                   ARTICLE VI
                        COVENANTS AND AGREEMENTS OF BUYER

        Buyer hereby covenants and agrees, between the date hereof and the date of Closing, as follows:

        6.1 Public Announcements. Except as required by any applicable law, rule or regulation, prior to the Closing, Buyer will not issue nor permit to be issued any press release or otherwise make or permit to be made any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Seller.

       6.2 Fulfillment of Conditions and Covenants. Buyer shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or conditions applicable to it as set forth in this Agreement, and shall promptly do all acts and take all such steps as it deems necessary or appropriate to enable it to perform as early as possible the obligations herein provided.

       6.3 Agreement with Respect to Other Regulatory Filings. Buyer agrees that it shall provide information in its possession necessary for Seller to prepare any document or other material which may be required to fulfill H-S-R requirements.

       6.4 Financing. Buyer shall utilize its best efforts to promptly obtain financing in an amount necessary to complete the transactions contemplated by this Agreement and to diligently negotiate with potential lenders. Buyer shall notify Seller on a weekly basis of the status of and any developments regarding obtaining financing as provided for in this section. Buyer shall notify Seller within one business day of any significant developments relating to such financing. In the event Buyer is unable to obtain financing, Buyer shall provide to Seller a complete list of lenders with whom Buyer entered into substantive negotiations to obtain financing, the proposed terms and conditions of the extension of such financing, and the reason for the failure to consummate such financing.

       6.5 Other Acquisitions. During the No-Shop Period, Buyer shall not, directly or indirectly, and shall cause their respective executive officers, directors, employees, agents, and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from or to any entity that directly or indirectly manufactures, distributes, or sells any products or lines, in the North American continent that are competitive to those products and lines that make up the Division ("Target"), relating to any acquisition or purchase of all or any material amount of the assets of, or any equity securities of, or any merger, consolidation, or business combination with, such Target.


                                   ARTICLE VII
                     CONDITIONS PRECEDENT IN FAVOR OF SELLER

        The obligations of Seller contemplated herein are subject to the satisfaction, at or before the Closing, of all of the conditions set out herein below. If any such condition is not satisfied, Seller shall have the right, at its sole election, either to waive the condition in question and proceed with the Closing or, in the alternative, to terminate this Agreement without liability. In the event that Seller elects to waive the condition in question and proceed with the Closing, the condition in question shall be deemed to have been satisfied and shall have no further force or effect hereunder in the absence of any misrepresentation of Buyer to Seller with respect to such condition.

       7.1 Accuracy of and Certificate as to Representations and Warranties. The representations and warranties of Buyer contained herein and in all documents to be delivered pursuant hereto shall be true and correct in all material respects as of the Closing, as if made at such time, and Seller shall have received from Buyer a certificate, dated as of the Closing and signed by an executive officer of Buyer, certifying that all such representations and warranties of Buyer remain true and correct as of the Closing.

       7.2 Compliance with Covenants. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed by Buyer.

       7.3 Opinion of Counsel. Seller shall have been furnished with an opinion of Messrs. Miller & Holguin, counsel to Buyer, dated as of the Closing, and substantively in the form of Exhibit 7.3 attached hereto. In rendering its opinion, counsel for Buyer may rely upon certificates of officers of Buyer and certificates of governmental authorities as to factual matters.

       7.4 Reserved.

       7.5 Reserved.

       7.6 Action/Proceeding. No court shall have issued an order effective against a party to restrain or prohibit the transactions herein contemplated.

       7.7 Governmental Concurrences. Seller shall satisfy itself that H-S-R requirements have been complied with in respect of the transactions contemplated by this Agreement.

       7.8 Manufacturing Agreement. Buyer shall be in compliance with the terms and conditions of the Manufacturing Agreement dated April 12, 1995, and as amended on March 10, 1998, between Seller and Buyer and Decora Industries, Inc., as amended (the "Manufacturing Agreement").

       7.9 Assumption Agreement. Buyer shall have executed and delivered an Assumption Agreement dated as of the Closing substantially in the form of
Exhibit 7.9 attached hereto.

       7.10 Corporate Authorization. Buyer shall deliver to Seller certified copies of all appropriate resolutions of Buyer's Board of Directors authorizing the transaction contemplated by this Agreement.

       7.11 Termination of Manufacturing Agreement. Buyer shall have duly executed and delivered to Seller a termination of the Manufacturing Agreement (the "Termination"). Such Termination shall provide that all provisions of the Manufacturing Agreement shall be null and void. Prior to such Termination, the parties shall agree on the amount of all payments due Buyer from

Seller for the period up to the Closing, which shall include without limitation, accounts receivable, volume payments, and raw material adjustments (collectively the "Adjustment Payment").

                                  ARTICLE VIII
                     CONDITIONS PRECEDENT IN FAVOR OF BUYER

        The obligations of Buyer contemplated herein are subject to the satisfaction, at or before the Closing, of all of the conditions set out herein below. If any such condition is not satisfied, Buyer shall have the right, at its sole election, either to waive the condition in question and proceed with the Closing or, in the alternative, to terminate this Agreement without liability. In the event that Buyer elects to waive the condition in question and proceed with the Closing, the condition in question shall be deemed to have been satisfied and shall have no further force or effect hereunder in the absence of any misrepresentation of Seller to Buyer with respect to such condition.

       8.1 Accuracy of and Certificate as to Representations and Warranties. The representations and warranties of Seller contained herein and in all documents to be delivered pursuant hereto shall be true and correct in all material respects as of the Closing, as if made at such time, and Buyer shall have received (i) a certificate, dated as of the Closing and signed by an authorized officer or Seller on behalf of Seller certifying that all such representations and warranties of Seller remain true and correct as of the Closing and (ii) schedules updated through the Closing Date.

       8.2 Compliance with Covenants. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or satisfied by Seller.

       8.3 Compliance with Law. There shall have been obtained any and all permits, approvals and consents of all governmental bodies or agencies which counsel for Buyer may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance in all material respects with applicable laws.

       8.4 UCC Report. On or before the Closing Date, Seller shall have delivered to Buyer termination statements terminating any financing statements referenced in any UCC search report or in any update of such report obtained by Buyer prior to the Closing Date.

       8.5 Reserved.

       8.6 Opinion of Counsel for Seller. Buyer shall have been furnished at the Closing with an opinion of Critchfield, Critchfield & Johnston, Ltd., counsel to Seller, dated as of the Closing and substantively in the form of Exhibit 8.6 attached hereto. In rendering its opinion, counsel for Seller may rely upon certificates of officers of Seller and certificates of governmental authorities as to factual matters.

       8.7 Documents of Title. Buyer shall have received documents sufficient to transfer title to the Assets to Buyer as contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer's counsel.

       8.8     Reserved.

       8.9 Action/Proceeding. No court shall have issued an order effective against a party to restrain or prohibit the transaction herein contemplated.

       8.10 Adverse Change. No material adverse change in the results of operations or the financial condition of the Division which materially impairs the Division's ability to conduct its business operations shall have occurred other than for changes which occur from the fact that the Division has entered into this Agreement with Buyer, and the Division shall not have suffered any material change, loss or damage, whether or not covered by insurance, since the date of execution of this Agreement, which change, loss or damage materially affects or impairs the ability of the Division to conduct its business. Without limitation of the foregoing, there shall not have occurred any destruction of or damage or loss to all or any part of the Assets from any cause whatsoever, including, but not limited to, fire, flood, accident, acts of God, earthquake, insurrection, riot or any other cause commonly referred to as force majeure, which destruction, damage or loss shall not have been fully repaired to Buyer' satisfaction.

       8.11 License Agreement. Seller shall have duly executed and delivered to Buyer a two year royalty free license agreement of the trademark "Rubbermaid" in the form of Exhibit 8.11 hereto (the "License Agreement").

       8.12 Corporate Authorization. Seller shall have delivered to Buyer certified copies of all appropriate resolutions of Seller's Board of Directors authorizing the transaction contemplated by this Agreement.

       8.13 Governmental Concurrences. Buyer shall satisfy itself that H-S-R requirements have been complied with in respect of the transaction contemplated by this Agreement.

       8.14 Non-Competition Agreement. Seller shall have duly executed and delivered to Buyer a non-competition agreement (the "Non-Competition Agreement") in the form of Exhibit 8.14 hereto pursuant to which Seller shall agree that they shall not compete with the business of the Division operated by the Buyer in the geographical areas and for the term specified therein.

       8.15 Termination of Manufacturing Agreement. Seller shall have duly executed and delivered to Buyer a termination of the Manufacturing Agreement (the "Termination"). Such Termination shall provide that all provisions of the Manufacturing Agreement shall be null and void. Prior to such Termination, the parties shall agree on the amount of all payments due Buyer from Seller for the period up to the Closing which shall include without limitation accounts receivable, volume payments and raw material adjustments (collectively, the "Adjustment Payment").

       8.16 Reserved.

       8.17 Transition Agreement. Seller shall have duly executed and delivered to Buyer an agreement (the "Transition Agreement") in the form of Exhibit 8.17 hereto pursuant to which Seller shall agree to perform specified post-closing services to Buyer for a nine month period following the Closing for total monthly consideration of $555,556 payable by Buyer to Seller.

       8.18 Inventories. Seller and Buyer shall have performed a physical inspection of the Inventories within three business days prior to Closing and Seller shall confirm to Buyer that the preliminary Value of the Inventory shall be at least $7,300,000 ("Preliminary Inventory Amount") subject to the terms of
Section 13.6.

       8.19 Manufacturing Agreement. Seller shall be in compliance with the terms and conditions of the Manufacturing Agreement.


                                   ARTICLE IX
                                     CLOSING

       9.1 Closing Date. The transfer of the Assets and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as possible after the satisfaction or waiver in writing of all of the conditions precedent to the obligations of the parties hereto, which is anticipated to be March 31, 1998 (the "Closing Date") as may be designated by mutual consent of the parties, but not later than April 30, 1998 (the "Final Termination Date"). The location of the Closing shall be New York, New York, at the offices of Buyer's Lender.

       9.2     Deliveries at Closing.  At the Closing:

               (a) Seller shall execute and deliver to Buyer any appropriate bills of sale, assignments and such other instruments of title and other documents of Seller as are necessary to vest title to the Assets in Buyer, free and clear of all liens and adverse claims to title except as otherwise specified herein, including, without limitation:

                      (i) Duly executed bills of sale covering Fixed Assets and Inventory in form and substance as set forth in Exhibit 9.2(a);

                      (ii) A duly executed assignment of Seller's interest in and to the Equipment Leases;

                      (iii)  A duly executed Non-Competition Agreement;

                      (iv)   A duly executed License Agreement;

                      (v)    A duly executed Termination;

                      (vi)   A duly executed Transition Agreement;

                      (vii)  The Adjustment Payment;

                      (viii) The Limited Assignment if applicable; and

                      (ix) Such other and further documents, instruments, agreements required to be delivered to Buyer as a condition precedent to Buyer's obligation to purchase the Assets hereunder, or as otherwise required to be delivered to Buyer pursuant to this Agreement, if not previously delivered to Buyer.

               (b) Buyer shall execute and deliver to Seller at Closing the Limited Assignment, if applicable, one or more instruments of assumption, in form satisfactory to Seller, evidencing Buyer's assumption of the Assumed Liabilities, as well as the Purchase Price (including any "Additional Purchase Price") and such other and further documents, instruments, agreements required to be delivered to Seller as a condition precedent to Seller's obligation to sell the Assets hereunder, or as otherwise required to be delivered to Seller pursuant to this Agreement, if not previously delivered to Seller.

                                    ARTICLE X
                                   TERMINATION

             10.1 Termination. This Agreement may be terminated prior to the
Closing:

               (a) by mutual written consent of Buyer and Seller at any time;

               (b) by Seller at any time after the Final Termination Date, provided that Seller is not in material breach of any covenant, agreement, representation or warranty made by it in this Agreement;

               (c) by Buyer at any time after the Final Termination Date, provided that Buyer is not in material breach of any covenant, agreement, representation or warranty made by it in this Agreement;

               (d) by Seller or Buyer at any time if (i) an order is entered by any court or governmental agency having jurisdiction enjoining Seller or Buyer, respectively, from consummating the transaction and such order shall not have been vacated, reversed or withdrawn on or before the earlier of the sixtieth
(60th) day after the date on which such order was first issued, or the Final Termination Date; or (ii) all requirements under H-S-R have not been met.

               (e) by Seller or Buyer if (i) any representation or warranty of the other hereunder shall not have been true and correct as of the time at which made, or (ii) any conditions precedent to the obligations of such party as set forth in this Agreement are not satisfied in timely fashion, or (iii) default shall be made by the other hereunder in the due and timely observance or performance of any of its covenants and agreements herein contained, in either event only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to the earlier of (1) the 15th day after the non-defaulting or breaching party notifies the other in writing of such default or breach, specifying the nature thereof, or (2) the Final Termination Date.

      10.2 Notice of Termination. The power of termination provided for by
Section 10.1 hereof may be exercised only by a notice given in writing and signed on behalf of the party providing such notice.

      10.3 Effect of Termination.

               (a) In the event of termination and abandonment pursuant to this
Article X, this Agreement shall become void and have no effect, without any liability on the part of any of the parties, except as otherwise provided below and in Articles XI and XII hereof. Any announcement of the termination of this Agreement shall be made by means of a press release issued jointly by Seller and Buyer unless otherwise required to be made by either party pursuant to the federal and state securities laws, provided that in no event shall a press release be issued without the prior review and opportunity for comment by the non-issuing party.

               (b) In the event that Closing does not occur by the Final Termination Date by reasons solely attributable to Buyer (Buyer's failure to obtain financing for any reason shall be deemed a reason solely attributable to Buyer), and Buyer or Seller terminates this Agreement pursuant to Section 10.1(b) or (c), Buyer shall pay Seller the following liquidated damages:

                      (i) Up to $15,000 in documented expenses of Seller's
               auditors in preparing the audited financial statements described in Section 3.20; and

                      (ii) $700,000 in liquidated damages.

        Such liquidated damages shall be payable to Seller within three business days after termination. Upon Seller's receipt of such liquidated damages, Seller shall have no further claim against Buyer.


                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1 Survival of Warranties. The warranties and representations of each party hereto shall not survive the Closing except as set forth in Section 11.2(c).

      11.2 Indemnification. The parties shall indemnify each other as follows:

               (a) Seller's Indemnity. Seller hereby agrees to indemnify, defend and hold harmless Buyer from and against all losses, judgments, liabilities, claims, damages, or expenses (including reasonable attorneys' fees) of every kind, nature and description, whether known or unknown, absolute or contingent, joint or several ("Loss"), arising out of or relating to:

                      (i) Misrepresentations. Any misrepresentation, breach of any representations or warranty, or non-fulfillment, non-performance, failure to timely or fully perform, or breach of any covenant, agreement or other obligation to be performed by Buyer contained in this Agreement or any Exhibit or Schedule hereto.

                      (ii) Non-assumed Liabilities. Any debt, liability, obligation, agreement or duty of Seller other than the debts, liabilities and obligations expressly assumed by Buyer.

               (b) Buyer Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller from and against any Loss arising out of or relating to:

                      (i) Misrepresentations. Any misrepresentation, breach of any representations or warranty, or non-fulfillment, non-performance, failure to timely or fully perform, or breach of any covenant, agreement or other obligation to be performed by Buyer contained in this Agreement or any Exhibit or Schedule hereto.

                      (ii) Assumed Liabilities. Any non-fulfillment, non-performance, failure to timely or fully perform or breach of any agreement or other obligation to be performed related to the Assumed Liabilities.

               (c) Notwithstanding any term herein to the contrary, the indemnities relating to representations and warranties and covenants of the parties set forth in Sections 11.2 and 11.3 and the parties' rights to exercise thereunder shall terminate at Closing, except for those representations, warranties and covenants set forth in Sections 1.5, 1.6, 3.2, 3.3, 3.4, 3.6, 4.2, 4.3, , 11.2(a)(ii), 11.2(b)(ii), 13.4, 13.5, 13.6 and 13.7, which shall survive until January 31, 1999.

      11.3 Indemnification Notice.

               (a) Third Party Claim. In the event that Seller or Buyer shall choose to assert a claim for Loss or potential Loss based upon a claim by a third party ("Third Party Claim"), the party seeking indemnification ("Indemnified Party") shall notify the party against which indemnification is sought ("Indemnifying Party") in writing of such claim, promptly following the occurrence of the event giving rise thereto, certifying that such a claim has been asserted and the basis therefor which shall be set forth in reasonable detail ("Notification").

                      (i) The Indemnifying Party shall acknowledge receipt of the Notification and advise the Indemnified Party in writing twenty (20) days after receipt thereof as to whether the Indemnifying Party agrees to such Third Party Claim and whether the defense of the Third Party Claim shall be undertaken by counsel of the choice of and at the expense of the Indemnifying Party. If the Indemnifying Party so agrees, the Indemnifying Party shall be deemed to have accepted any Indemnifiable Loss suffered arising from such Third Party Claim, the defense of which has been assumed by the Indemnifying Party. If the Indemnifying Party advises the Indemnified Party that it shall undertake the defense of the Third Party Claim, the Indemnified Party shall deliver all the documents related to the Third Party Claim to the Indemnifying Party or to its counsel, after which the responsibility of the Indemnified Party for the defense of the Third Party Claim shall cease, except that the Indemnified Party shall make available all documents, books and records in its possession related to the Third Party Claim, at no expense to the Indemnifying Party, and shall fully cooperate with counsel for the Indemnifying Party, including providing its personnel who are acquainted with the facts or the documents or books and records related to the Third Party Claim.

                      (ii) If the Indemnifying Party advises the Indemnified Party that the defense of the Third Party Claim will not be undertaken, either the Indemnified Party shall settle such Third Party Claim (in which case, the amount of such settlement and all attorneys' fees attendant to the achievement of such settlement shall be deemed included in any computation to determine
Loss), or the Indemnified Party shall notify the Indemnifying Party of the identity of the counsel for the Indemnified Party who has been selected to defend the Third Party Claim. The Indemnifying Party shall fully cooperate with the Indemnified Party and its counsel to the extent that the Indemnifying Party has knowledge of the facts or circumstances relating to the Third Party Claim and the Indemnified Party shall cause its counsel to be available to the Indemnifying Party or its counsel to respond to any inquiries of the Indemnifying Party concerning the progress of such defense. In the event that the Indemnified Party shall assert a claim for Loss as a result of any loss suffered by the Indemnified Party in settling or defending such Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim. The Indemnifying Party shall pay all costs related to the settlement or the defense within thirty (30) days after a demand for the Loss or any component part is made.

               (b) Non-Third Party Claim. In the event the Indemnified Party shall choose to assert a claim for Loss or potential Loss by reason of other than a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim and the reasons therefor, which reasons shall be set forth in reasonable detail. The Indemnifying Party shall pay to the Indemnified Party the amount of the Loss within thirty (30) days of demand pursuant to this Section 11.3.


                                   ARTICLE XII
                                    REMEDIES

      12.1 Litigation Costs. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

                                  ARTICLE XIII
                  CERTAIN ADDITIONAL AGREEMENTS OF THE PARTIES

      13.1 Due Diligence Review. The parties hereto acknowledge and agree that as of the date of this Agreement, Buyer's potential lenders and underwriters (collectively "Lender") have not had the opportunity to conduct a full and complete due diligence investigation of Seller. Seller agrees to provide Lender (including their attorneys and advisors) reasonable access to the materials provided prior to the date hereof by Seller to Buyer in the due diligence process. Lender's requests for additional materials will be addressed on a request by request basis by Seller, taking into account Seller's need to preserve the confidentiality of certain materials. In the event Seller provides Lender additional information ("Additional Information"), prior to providing such Additional Information, such Lender shall execute for the benefit of Seller a Confidentiality Agreement which shall survive Closing in the same substance and form as the Confidentiality Agreement between Decora Industries, Inc. and Rubbermaid Incorporated, dated December 10, 1997, except for an additional provision which precludes Lender from disclosing to Buyer Additional Information. Buyer shall cooperate with Seller in limiting the Lender's requests to that information reasonably necessary to make a credit underwriting decision. In no case will any information provided by Seller, other than information contained in a prospectus or offering memorandum issued on or before Closing ("Offering Document"), be provided to an investor of any public or private debt or equity offering by Buyer. Prior to any distribution of an Offering Document (preliminary and final), Buyer shall provide Seller a copy of such Offering Document and a reasonable opportunity to review and comment on the contents therein.

      13.2 Reserved.

      13.3 H-S-R Act. Buyer and Seller shall, if applicable, file Notification and Report Forms under H-S-R with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each party shall bear their own expenses with respect to such filing, except that any applicable filing fees shall be borne by Buyer. In the event such filings are required, it shall be a condition to Closing that any waiting period applicable to the consummation of the transactions contemplated by this Agreement under H-S-R shall have expired or been terminated and no action shall have been instituted or authorized to be instituted by the FTC or the Antitrust Division challenging or seeking to enjoin the consummation of such transactions, which action shall not have been withdrawn or terminated.

      13.4 Use of Names. As of the Closing, Seller shall cease using any of the trade names listed on Schedule 1.1(f) hereto except as required to effectuate the obligations of Seller under this Agreement and the Transition Agreement.

      13.5 Adjustment to Purchase Price for Net Sales.

               (a) As soon as practicable after December 31, 1998 (but in no event later than January 28, 1999), Buyer shall determine the Net Sales (as hereinafter defined) for the period from January 1, 1998 to December 31, 1998 ("Calender 1998 Net Sales"). Calendar 1998 Net Sales shall be the total of:

                      (i) the Net Sales of Seller of the Division from January 1, 1998 to the Closing Date, as verified in writing by Seller's independent auditor KPMG Peat Marwick LLP within 30 days of Closing; and

                      (ii) the Net Sales of Buyer arising from its operation of the Assets from the Closing Date to December 31, 1998, as verified in writing by Buyer's independent auditor Price Waterhouse LLP by January 28, 1999.

Net Sales shall refer to gross revenues of the business of the Division as operated by Seller prior to Closing and the comparable business as operated by Buyer after Closing less returns, allowances at a deemed rate equal to 3.7% of gross revenue and all freight charges at a deemed rate equal to 3.9% of gross revenue.

        On or before January 28, 1999, the Buyer shall deliver to Seller in writing a determination of Calendar 1998 Net Sales ("Calendar 1998 Net Sales Determination") which shall set forth the following: (i) the information required under subsection a(i) and (ii) hereof; (ii) the allocation of the Escrow Amount between Buyer and Seller pursuant to subsections (b)(i) and (c) hereof; and (iii) the amount owed by Buyer to Seller pursuant to subsection b(ii) hereof, if any.

        In the event Seller disagrees with Buyer's Calendar 1998 Net Sales Determination , then Seller shall notify Buyer of such disagreement ("Seller's Notice of Disagreement") within five business days after Buyer's delivery of Buyer's Calendar 1998 Net Sales Determination. If Seller fails to deliver Seller's Notice of Disagreement within such five business day period, Buyer's Calendar 1998 Net Sales Determination shall become final and binding on the parties. Seller's Notice of Disagreement shall set forth in reasonable detail the basis of the disagreement. Thereafter, Seller and Buyer shall attempt in good faith to resolve any differences and agree upon the resolution of the disagreement. Each party shall cause their respective independent auditor to make available to such other party all information utilized by such independent auditor to determine their respective Net

Sales. If Seller and Buyer are unable to resolve the disagreement within ten business days after delivery of Seller's Notice of Disagreement, then the dispute shall be submitted to John Chapman of Deloitte & Touche LLP, (hereinafter referred to as the "Independent Accountant"). The parties shall forthwith deliver all documentation necessary for the Independent Accountant to reach a determination. The Independent Accountant shall resolve the disputed items and make a determination with respect thereto. Such determination will be made and written notice thereof given to Buyer and Seller within thirty days after submission. The fees and expenses of the Independent Accountant shall be shared equally between Buyer and Seller. The determination of the Independent Accountant shall be final, binding, and conclusive upon the parties thereto.

               (b) If the Calendar 1998 Net Sales are equal to or greater than $69,172,000 ("Target Sales Amount"), then:

                      (i) the Escrow Amount shall be released to Seller on January 31, 1999; and

                      (ii) Buyer shall pay Seller $0.87 for each $1.00 by which Calendar 1998 Net Sales exceed the Target Sales Amount up to a maximum payment by Buyer to Seller of $2,500,000 on January 31, 1999.

               (c) If Calendar 1998 Net Sales are less than the Target Sales Amount then:

                      (i) Such portion of the Escrow Amount shall be paid to Buyer equal to $0.87 for each $1.00 by which Calender 1998 Net Sales are less than the Target Sales Amount up to $2,500,000 on January 31, 1999.

                      (ii) Any remaining portion of the Escrow Amount not so paid to Buyer shall be paid to Seller on January 31, 1999.

      13.6 Inventory Determination. In the event the Preliminary Inventory Amount is less than $7,300,000 as determined pursuant to Section 8.18, the Purchase Price shall be reduced at Closing dollar for dollar for each dollar by which the Preliminary Inventory Amount is less than $7,300,000. Within 15 days following the Closing Date, Seller shall deliver to Buyer, in writing, (which writing shall be hereinafter referred to as "Closing Inventory Amount Determination") a final determination of the Value of the Inventories as of the Closing (which amount shall be hereinafter referred to as "Closing Inventory Amount"). In the event the Closing Inventory Amount is less than the Preliminary Inventory Amount, the Purchase Price shall be further reduced dollar for dollar for each dollar by which the Closing Inventory Amount is less than the Preliminary Inventory Amount. In the event the Closing Inventory Amount is greater than the

Preliminary Inventory Amount, the Purchase Price shall be increased dollar for dollar for each dollar by which the Closing Inventory Amount is greater than the Preliminary Inventory Amount, but in no event shall the Closing Inventory Amount be greater than $7,300,000 for purposes of Buyer's reimbursement obligation hereunder. Any reimbursement obligation hereunder shall be made within five days after Final Determination (as hereinafter defined). In the event Buyer disagrees with Seller's Closing Inventory Amount Determination, then Buyer shall notify Seller of such disagreement ("Buyer's Notice of Disagreement") within five business days after Seller's delivery of Seller's Closing Inventory Amount. If Buyer fails to deliver Buyer's Notice of Disagreement within such five business day period, Seller's Closing Inventory Amount Determination shall become final and binding upon the Parties. Buyer's Notice of Disagreement shall set forth in reasonable detail the basis of the disagreement. Thereafter, Seller and Buyer shall attempt in good faith to resolve any differences and agree upon the resolution of the disagreement. Each party shall cause their respective officers, employees and independent auditors to make available to such other party all other information utilized by such officers, employees or independent auditors to determine the Closing Inventory Amount. If Seller and Buyer are unable to resolve the disagreement within ten business days after delivery of Buyer's Notice of Disagreement, then the dispute shall be submitted to John Chapman of Deloitte and Touche, LLP, ("hereinafter referred to as the Independent Accountant"). The parties shall forthwith deliver all documentation necessary for the Independent Accountant to reach a determination. The Independent Accountant shall resolve the disputed items and make a determination with respect thereto. Such determination will be made and written notice thereof given to Buyer and Seller within thirty days after submission. The fees and expenses of the Independent Accountant shall be shared equally between Buyer and Seller. The determination of the Independent Accountant shall be final, binding and conclusive upon the Parties thereto. For purposes hereof, "Final Determination" shall mean the lapse of Buyer's opportunity to deliver Buyer's Notice of Disagreement, or if Buyer's Notice of Disagreement is delivered either: (i) the parties' resolution of the matter, or (ii) the Independent Accountant's determination of the disagreement.

      13.7 Shelf Space. From Closing, until January 31, 1999, Seller shall not take any action to shift customer shelf space from products of the Division to other products of Seller, specifically, Seller's sales force will not recommend that Seller's other products be placed in shelf space then in use for the Division's product.

                                   ARTICLE XIV
                                  MISCELLANEOUS

      14.1 Notices. All notices, waivers or other communications required or contemplated hereby shall be deemed given if delivered personally, or sent by registered or certified mail or air courier, postage prepaid, return receipt requested, or by telex or telecopier addressed to the parties so to be served as follows:

               If to the Seller:

                      Rubbermaid Incorporated
                      1147 Akron Road
                      Wooster, Ohio 44691
                      Attn: Corporate Secretary

               With a copy to:

                      Lincoln P. Oviatt, Esq.
                      Critchfield, Critchfield & Johnston, Ltd.
                      225 North Market Street
                      Wooster, Ohio 44691-0599

               If to Buyer:

                      Nathan Hevrony
                      Decora, Incorporated
                      1 Mill Street
                      Fort Edwards, NY 12828

               With a copy to:

                      Dale S. Miller, Esq.
                      Miller & Holguin
                      1801 Century Park East
                      Seventh Floor
                      Los Angeles, CA 90067

        Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery thereof as shown by the addressee's registry or certification receipt, or upon the expiration of seven days following the date of mailing. Any party hereto from time to time by notice in writing served upon the other as aforesaid may designate a different mailing address to which, or a different or additional person to whom, all such notices or demands thereafter shall be addressed.

      14.2 Assignment. Neither the Agreement nor any of the rights hereunder may be assigned by either party without the prior written consent of the other. Notwithstanding the foregoing, Buyer shall have the right to assign its rights to a newly formed subsidiary.

      14.3 Expenses. Each party shall bear all of its own expenses or costs related to this Agreement incurred by such party except as may be otherwise provided in this Agreement.

      14.4 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and constructed in accordance with the laws of the State of Ohio without regard to conflict of laws principles thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Ohio for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 14.1 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objections to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the United States Federal District Court of the Northern District of Ohio and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

      14.5 Entire Understanding. Other than the Confidentiality Agreement between Decora Industries, Inc. and Rubbermaid Incorporated dated December 10, 1997 ("Confidentiality Agreement"), all prior agreements, representations, discussions, negotiations, commitments and understandings between the parties are incorporated in this Agreement and the Exhibits and Schedules attached hereto which constitute the entire contract between the parties. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior or contemporaneous written or oral representations, agreements or understandings, whether express or implied other than the Confidentiality Agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this

Agreement. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by each of the parties.

      14.6 Reserved.

      14.7 Further Assurances. Subject to the terms of this Agreement, each party, both prior to and after the Closing, shall reasonably cooperate with the other, at the other party's request, in furnishing information, documents, and other assistance in connection with the transactions contemplated hereby.

      14.8 Waiver. Any party may at any time waive compliance by the other with any covenants or conditions contained in this Agreement but only by written instrument executed by the party waiving such compliance. If a party waives a condition of Closing, the other party shall have not liability hereunder with respect to the matters so waived.

      14.9 Headings. All Section and Article headings are included for convenience only and are not intended to be full or accurate descriptions of the contents thereof.

      14.10 Counterpart. This Agreement may be executed simultaneously in one or more counterparts, each of which may be deemed an original but all of which together shall constitute one or the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

      14.11 Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance or the validity or enforceability of this Agreement.

      14.12 Binding on Successors. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto an their respective heirs, successors, assigns and legal representatives.

      14.13 Knowledge. For purposes of this Agreement, Seller's "Knowledge" shall mean the actual knowledge of any member of the business team of Seller assigned to the business of the Division.

                    BALANCE OF PAGE INTENTIONALLY LEFT BLANK.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date above written.

"BUYER"                                    "SELLER"

DECORA, INCORPORATED                       RUBBERMAID INCORPORATED
                                           an Ohio corporation


By:_____________________________           By:__________________________________


DECORA INDUSTRIES, INC.                    RUBBERMAID SPECIALTY
                                           PRODUCTS INC.


By:_____________________________           By:__________________________________

                                LIST OF SCHEDULES


Schedule 1.1(a)    Fixed Assets
Schedule 1.1(b)    Inventory
Schedule 1.1(c)    Equipment Leases
Schedule 1.1(f)    Intellectual Property
Schedule 1.1(g)    Contracts and Assumed Liabilities and Obligations
Schedule 1.1(h)    Licenses and Permits
Schedule 3.3       Material Agreements of Seller
Schedule 3.9       Litigation
Schedule 3.11      Legal Compliance
Schedule 3.14      Conflicts of Interest
Schedule 3.20      Significant Accounting Policies
Schedule 3.21(a)   Termination or Alteration of Supplier and Customer Agreements
Schedule 3.21(b)   Competitive Products
Schedule 3.22      Special Pricing Commitments
Schedule 3.25      Changes in Financial Condition
Schedule 3.26      Required Consents of Seller
Schedule 4.5       Required Consents of Buyer

                                LIST OF EXHIBITS

        Exhibit 1.1(d)       Limited Assignment
        Exhibit 2.1(b)       Escrow Agreement
        Exhibit 7.3          Opinion of Buyer's Counsel
        Exhibit 7.9          Assumption Agreement
        Exhibit 8.6          Opinion of Seller's Counsel
        Exhibit 8.11         License Agreement
        Exhibit 8.14         Non-Competition Agreement
        Exhibit 8.17         Transition Agreement
        Exhibit 9.2(a)       Bill of Sale